                                                                Exhibit 99(c)(1)



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                EMC CORPORATION,


                               EAGLE MERGER CORP.


                                       and


                                 SOFTWORKS, INC.


                                   dated as of


                                December 21, 1999

                                TABLE OF CONTENTS
                                -----------------

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                                    ARTICLE I
                              THE OFFER AND MERGER

Section 1.1  The Offer......................................................................  2
Section 1.2  Company Actions................................................................  3
Section 1.3  Directors......................................................................  4
Section 1.4  The Merger.....................................................................  6
Section 1.5  Effective Time.................................................................  6
Section 1.6  Closing  ......................................................................  6
Section 1.7  Directors and Officers of the Surviving Corporation............................  6
Section 1.8  Subsequent Actions.............................................................  7
Section 1.9  Shareholders' Meeting..........................................................  7
Section 1.10 Merger Without Meeting of Shareholders.........................................  8

                              ARTICLE II
                       CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock...................................................   8
Section 2.2  Exchange of Certificates......................................................   9
Section 2.3  Dissenting Shares.............................................................  11
Section 2.4  Company Stock Options.........................................................  11

                              ARTICLE III
                          REPRESENTATIONS AND
                       WARRANTIES OF THE COMPANY

Section 3.1  Organization and Qualification; Subsidiaries..................................  13
Section 3.2  Certificate of Incorporation and By-Laws......................................  13
Section 3.3  Capitalization................................................................  14
Section 3.4  Authority Relative to this Agreement..........................................  15
Section 3.5  Board Approvals Regarding Transactions; Vote Required.........................  15
Section 3.6  Agreements....................................................................  16
Section 3.7  No Conflict; Required Filings and Consents....................................  17
Section 3.8  Compliance; Permits...........................................................  17
Section 3.9  SEC Filings; Financial Statements.............................................  18
Section 3.10 Absence of Certain Changes or Events..........................................  19
Section 3.11 No Undisclosed Liabilities....................................................  19
Section 3.12 Absence of Litigation.........................................................  19
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Section 3.13 Employee Benefit Plans, Options and Employment
                      Agreements...........................................................  20
Section 3.14 Labor Matters.................................................................  22
Section 3.15 Properties; Encumbrances......................................................  23
Section 3.16 Taxes.........................................................................  23
Section 3.17 Environmental Matters.........................................................  25
Section 3.18 Intellectual Property.........................................................  26
Section 3.19 Insurance.....................................................................  27
Section 3.20 Restrictions on Business Activities...........................................  28
Section 3.21 Information in Schedule 14D-9.................................................  28
Section 3.22 Information in Proxy Statement................................................  28
Section 3.23 Interested Party Transactions.................................................  29
Section 3.24 Change in Control Payments....................................................  29
Section 3.25 Year 2000 Compliance..........................................................  29
Section 3.26 No Existing Discussions.......................................................  30
Section 3.27 Opinion of Financial Advisor..................................................  31
Section 3.28 Brokers.......................................................................  31
Section 3.29 Books and Records.............................................................  31

                              ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND PURCHASER

Section 4.1  Organization..................................................................  32
Section 4.2  Authority Relative to this Agreement..........................................  32
Section 4.3  No Conflict; Required Filings and Consents....................................  32
Section 4.4  Information in Offer Document.................................................  33
Section 4.5  Information in Proxy Statement................................................  33
Section 4.6  Sufficient Funds..............................................................  33
Section 4.7  Purchaser's Operations........................................................  34
Section 4.8  Brokers or Finders............................................................  34

                               ARTICLE V
                               COVENANTS

Section 5.1  Interim Operations of the Company.............................................  34
Section 5.2  Access; Confidentiality.......................................................  37
Section 5.3  Reasonable Best Efforts.......................................................  38
Section 5.4  Employee Benefits.............................................................  39
Section 5.5  No Solicitation of Competing Transaction......................................  40
Section 5.6  Transfer of Major Shareholder's Shares........................................  42


                                       ii
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Section 5.7  Publicity.....................................................................  42
Section 5.8  Notification of Certain Matters...............................................  42
Section 5.9  Directors' and Officers' Insurance and Indemnification........................  42
Section 5.10 State Takeover Laws...........................................................  43
Section 5.11 Purchaser Compliance..........................................................  43
Section 5.12 Delivery of Financial Information.............................................  43
Section 5.13 Grant of Option...............................................................  44

                              ARTICLE VI
                              CONDITIONS

Section 6.1  Conditions to Each Party's Obligation to Effect the Merger....................  44
Section 6.2  Conditions to Parent's and Purchaser's Obligations to
                      Effect the Merger....................................................  45

                              ARTICLE VII
                              TERMINATION

Section 7.1  Termination...................................................................  45
Section 7.2  Effect of Termination.........................................................  48

                             ARTICLE VIII
                    DEFINITIONS AND INTERPRETATION

Section 8.1  Definitions...................................................................  48
Section 8.2  Interpretation................................................................  59

                              ARTICLE IX
                             MISCELLANEOUS

Section 9.1  Fees and Expenses.............................................................  61
Section 9.2  Amendment and Modification....................................................  62
Section 9.3  Survival of Representations and Warranties....................................  62
Section 9.4  Notices.......................................................................  63
Section 9.5  Counterparts..................................................................  64
Section 9.6  Entire Agreement; No Third Party Beneficiaries................................  64
Section 9.7  Severability..................................................................  64
Section 9.8  Governing Law.................................................................  65
Section 9.9  Enforcement...................................................................  65
Section 9.10 Time of Essence...............................................................  65
Section 9.11 Extension; Waiver.............................................................  65
Section 9.12 Assignment....................................................................  66

Annex A

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1999, by and among EMC Corporation, a Massachusetts corporation, Eagle Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and Softworks, Inc., a Delaware corporation. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article VIII on page 48.

         WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved and deems it advisable and in the best interests of its shareholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire any and all shares of the issued and outstanding common stock, $.001 par value per share, of the Company for $10.00 per share, net to the seller in cash; and

         WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company has approved this Agreement and the Merger following the Offer in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company Board of Directors has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger; and

         WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, the Trustees and the Major Shareholder, concurrently herewith, are entering into a Stock Tender Agreement dated as of the date hereof, with Parent and Purchaser, pursuant to which the Major Shareholder is agreeing, among other things, to tender the Shares held by the Major Shareholder in the Offer, to grant Parent an option to purchase such Shares under certain circumstances and to grant Purchaser a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Stock Tender Agreement; and

         WHEREAS, as a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, certain shareholders of the Company, concurrently herewith, are entering into a Stockholders' Stock Tender Agreement dated as of the date hereof, with Parent and Purchaser, pursuant to which such shareholders are agreeing, among other things, to tender the Shares held by each of them in the Offer, to grant Parent an option to purchase such Shares under certain circumstances and to grant Purchaser a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Stockholders' Stock Tender Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

         Section 1.1 The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A shall have occurred and be existing, as promptly as practicable (but in no event later than five business days after the public announcement of the execution of this Agreement), Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) a cash tender offer to acquire any and all Shares at the Offer Price. Subject to the Minimum Condition and subject to the other conditions set forth in Annex A hereto, Purchaser shall use reasonable efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for Shares tendered pursuant to the Offer as soon as Purchaser is legally permitted to do so under applicable law. The Offer shall be made by means of the Offer to Purchase and shall be subject to the Minimum Condition and the other conditions set forth in Annex A hereto and shall reflect, as appropriate, the other terms set forth in this Agreement. If on the initial scheduled expiration date of the Offer, which shall be no earlier than twenty business days after the date the Offer is commenced, all conditions to the Offer will not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the expiration date of the Offer. In addition,

Purchaser may, but shall not have the obligation to, increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. If, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

         (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a tender offer statement on Schedule 14D-1 with respect to the Offer. The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement. Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC.

         (c) Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws.

         Section 1.2 Company Actions.

         (a) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, which shall, subject to the provisions of Section 5.5(b), contain the recommendation referred to in clause (iii) of Section 3.5. At the time the Offer Documents are first mailed to the shareholders of the Company, the Company shall mail or cause to be mailed to the shareholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares, as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the

Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

         (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of the most recent practicable date, and shall furnish Purchaser with such additional information (including, but not limited to, lists of holders of the Shares, updated daily, and their addresses, mailing labels and lists of security positions) and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.3 Directors.

         (a) Upon the purchase of Shares pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate such number of directors of the Company, rounded down to the next whole number, as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. In furtherance thereof, the Company shall, upon request of the Parent, use its reasonable best efforts promptly either to increase the size of the Company Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at such time. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Persons designated by Parent to constitute the same Board Fraction of (i) each committee of the Company Board of Directors,
(ii) each board of directors (or similar body) of each Company Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

         (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company Board of Directors immediately after the purchase of and payment for any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries own beneficially at least a majority of then outstanding Shares. Parent or Purchaser will supply the Company all information with respect to either of them and their nominees, officers, directors and Affiliates required to be disclosed by such Section 14(f) and Rule 14f-1. The provisions of this
Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         (c) In the event that Parent's designees are elected or appointed to the Company Board of Directors, until the Effective Time, the Company Board of Directors shall have at least two directors who are Independent Directors, provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two Persons to fill such vacancies who shall not be shareholders, Affiliates or associates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company Board of Directors, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board of Directors.

         Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger and effective immediately following the Merger, (x) the Purchaser Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (y) the Purchaser By-Laws, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the DGCL.

         Section 1.5 Effective Time. Parent, Purchaser and the Company will cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which such certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in such certificate of merger.

         Section 1.6 Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second business day after satisfaction or waiver of all of the conditions set forth in Article VI, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts.

         Section 1.7 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Company Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

         Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.9 Shareholders' Meeting.

         (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable law:

             (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

             (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its shareholders, provided that no amendment or supplement to such proxy or information statement will be made by the Company without consultation with Parent and its counsel;

             (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement; and

             (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required by the Company Charter and the DGCL, or other applicable law, to effect the Merger.

         (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

         (c) Parent shall vote, or cause to be voted, in favor of the approval of the Merger and the approval and adoption of this Agreement:

             (i) all shares of capital stock of Purchaser, and

             (ii) all Shares owned by Parent, Purchaser or any of Parent's other Subsidiaries.

         Section 1.10 Merger Without Meeting of Shareholders. Notwithstanding
Section 1.9, in the event that Parent, Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Purchaser or the Company to cause the Merger to become effective without a meeting of shareholders of the Company, the parties hereto shall, at the request of Parent and subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

         (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share owned by the Company as treasury stock and each Share owned by Parent, Purchaser or any other wholly owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section
2.2. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect to such shares except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

         Section 2.2 Exchange of Certificates.

         (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(c). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

         (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

         (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3 Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive cash pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

         (b) Notwithstanding the provisions of Section 2.3(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively with draws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c), without interest, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.2.

         (c) The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

         Section 2.4 Company Stock Options.

         (a) As of the Effective Time, each holder of a Company Option shall become entitled to receive, as set forth herein, a Cash Amount and/or a Parent Option in respect of such Company Option. The Cash Amount, if any, payable with respect to each Company Option shall be payable with respect to each Company Option issued pursuant to the Company Incentive Plan (other than any such option which has been designated as a 1999 Option). As of the Effective Time, each outstanding Company Option issued pursuant to the Company Incentive Plan (other than any such option which has been designated as a 1999 Option) shall automatically be cancelled upon payment of the Cash Amount. In addition, as of the Effec-tive Time, each outstanding 1999 Option shall automatically be converted into a Parent Option, as set forth below. With respect to any such Parent Option, (i) the number of shares of Parent Common Stock subject to such Parent Option will be determined by multiplying the number of Shares subject to the 1999 Option by the Option Exchange Ratio, rounding any fractional share down to the nearest whole share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per share applicable to the 1999 Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Except as provided above, the converted or substituted Parent Options shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the 1999 Option immediately prior to the Effective Time.

         (b) The Company will take all necessary and appropriate actions so that all stock option, incentive or other equity-based plans established by the Company or any Company Subsidiary shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Company Subsidiary shall be deleted, terminated and of no further force or effect as of the Effective Time.

         (c) If and to the extent necessary or required by the terms of the plans governing Company Options or pursuant to the terms of any Company Option granted thereunder, the Company shall use its reasonable best efforts to obtain the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options.


                                   ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross reference.

         Section 3.1 Organization and Qualification; Subsidiaries. The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. A true, complete and correct list of all of the Company Subsidiaries, together with the jurisdiction of incorporation of each such Company Subsidiary, the authorized capitalization of each such Company Subsidiary, and the percentage of each such Company's Subsidiary's outstanding capital stock owned by the Company or another Company Subsidiary, is set forth in Section 3.1 of the Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

         Section 3.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a true, complete and correct copy of the Company Charter and the Company By-Laws and has made available to Parent true, complete and correct copies of the Subsidiary Documents. There has been no amendment to or change in any of the Company Charter or Company By-Laws since the time of their delivery to Parent by the Company. The Company Charter, Company By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of the Company Charter, Company By-Laws or Subsidiary Documents, as the case may be.

         Section 3.3 Capitalization.

         (a) The authorized capital stock of the Company consists of fifty million (50,000,000) Shares and two million (2,000,000) shares of Preferred Stock. As of the close of business on December 20, 1999, (i) 17,373,191 Shares are issued and outstanding; (ii) no Shares are held in the treasury of the Company; (iii) no shares of Preferred Stock are issued and outstanding; and (iv) an aggregate of 6,064,825 Shares are reserved for issuance upon exercise of Company Options granted pursuant to the Company Stock Option Plan and the Company Incentive Plan. All the outstanding shares of the Company's capital stock are, and all Shares reserved for issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of the Company's capital stock have been issued in violation of any federal or state securities laws. The Company has delivered to Parent a complete and correct list, as of the close of business on December 20, 1999, of the number of shares of the Company's capital stock subject to outstanding stock options (and the exercise prices thereof) or other rights to purchase or receive shares of the Company's capital stock. Since December 20, 1999, there have been no changes to the authorized capital stock of the Company or the number of Shares or shares of Preferred Stock outstanding except for issuances of Shares upon exercise of Company Options outstanding as of such date and reflected on the list delivered to Parent described in the preceding sentence. Since December 20, 1999, no options or rights of any kind to acquire any shares of capital stock of the Company have been issued, granted or otherwise committed. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Company Subsidiary free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

         (b) Except as described under Section 3.3(a), there are no equity securities of any class of the Company or any Company Subsidiary or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as described under Section 3.3(a), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. There are no voting trusts (other than the Voting Trust), proxies or other similar agreements or understandings with respect to the shares of capital stock of the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

         Section 3.4 Authority Relative to this Agreement. Subject only to the approval of the Company's shareholders described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and to perform its obligations hereunder and to consummate the Transactions to which it is a party. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Merger and the Transactions to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company's shareholders under the DGCL and the Company Charter by the affirmative vote of the holders of a majority of outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, as applicable, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 3.5 Board Approvals Regarding Transactions; Vote Required. The Company Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement, the Offer and the Merger are advisable, fair to and in the best interests of the shareholders of the Company,
(ii) approved the Transactions, (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, (iv) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser in the Offer of all Shares held by the Major Shareholder, and

(v) consented to the transfer to Purchaser of all such Shares, and none of the afore said actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Merger and the other Transactions by the Company Board of Directors under (a) the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to the execution, delivery or performance of this Agreement, the Stock Tender Agreement or the Stockholders' Stock Tender Agreement or the consummation of the Merger or the Transactions and (b) Article Eleventh of the Company Charter such that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger. No other state takeover statute is applicable to the Merger or the other Transactions. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger.

         Section 3.6 Agreements.

         (a) Section 3.6(a) of the Disclosure Schedule sets forth a list of all Company Agreements (i) which contain non-competition or similar restrictive provisions with respect to the Company; (ii) which are material to the Company's business or operations; (iii) whereby the Company is obligated to make royalty payments to third parties; (iv) with consultants involved in the development of any of the Company's Products or services; and (v) with the Major Shareholder or any of its Affiliates or Associates.

         (b) (i) Neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under any Material Contract, (ii) to the Company's knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder, (iii) each Material Contract is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that is not currently having or would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, and (iv) each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary and, to the knowledge of the Company, each of the other parties thereto, and is enforceable in accordance with its terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity.

         Section 3.7 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing does not, the performance by the Company of this Agreement, and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or Company By-Laws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any Company Agreement, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

         (b) The execution and delivery of this Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing does not, the performance by the Company of this Agreement, and the consummation by the Company of the Transactions to which it is a party will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filings, consents and approvals as may be required under the HSR Act, (ii) the filing of the Schedule 14D-9, the Proxy Statement and any filings required by Rule 14f-1 promulgated under the Exchange Act with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (v) such other consents, approvals, authorizations or permits which, if not obtained or made, would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

         Section 3.8 Compliance; Permits.

         (a) Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of (and has not received any notices of violation with respect to), any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, and the Company is not aware of any such conflict, default or violation thereunder, except in each case for any such conflicts, defaults or violations that is not currently having or would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

         (b) The Company and the Company Subsidiaries hold all Company Permits. The Company Permits are in full force and effect, have not been violated in any respect that is currently having or would have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole and, to the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no action, proceeding or investigation pending or, threatened regarding suspension, revocation or cancellation of any Company Permits, except where the suspension, revocation or cancellation of such Company Permits would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

         Section 3.9 SEC Filings; Financial Statements.

         (a) The Company has timely filed and made available to Parent all Company SEC Documents. The Company SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports, schedules, statements or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes), contained in the Company SEC Documents, including any Company SEC Documents filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         Section 3.10 Absence of Certain Changes or Events. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or may reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole; (ii) any damage to, destruction or loss of any asset of the Company or any Company Subsidiary (whether or not covered by insurance) that could reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (v) any sale of a material amount of assets (tangible or intangible) of the Company; or (vi) any other action or event that would have required the consent of Parent pursuant to
Section 5.1 had such action or event occurred after the date of this Agreement.

         Section 3.11 No Undisclosed Liabilities. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice and not required under GAAP to be reflected in the Balance Sheet, (c) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement or (e) which would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.

         Section 3.12 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations (i) pending against the Company or any Company Subsidiary or any properties or assets of the Company or any Company Subsidiary or (ii) to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any properties or assets of the Company or any Company Subsidiary, which may be reasonably expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no claims, actions, suits, proceedings or investigations against the Major Shareholder that relate to the business, properties or assets of the Company or any Company Subsidiary or that could result in any liability to the Company or any Company Subsidiary.

         Section 3.13 Employee Benefit Plans, Options and Employment Agreements.

         (a) Section 3.13(a) of the Disclosure Schedule lists all employee benefit plans of the Company, the Company Subsidiaries or any ERISA Affiliate, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA, including, without limitation, any employment agreements or any pension, retirement, profit-sharing, bonus, stock option, incentive, deferred compensation, severance, termination pay, welfare or other similar plan, contract, agreement, arrangement or practice in which one or more employees (including, without limitation, former employees or beneficiaries of employees or former employees) of the Company or a Company Subsidiary participates or is eligible to participate. For these purposes, such Plans shall include, without limitation, any employee benefit plan (as such term is described in Section 3(3) of ERISA, or any plan, practice or arrangement that constitutes a "fringe benefit" plan, vacation plan or policy, sick leave program, medical, disability or life insurance plan (including, without limitation, those employment or other agreements that contain "golden parachute" provisions). Neither the Company nor any Company Subsidiary has established or maintains any plan, program or arrangement to provide post-retirement medical benefits to any employee, former employee or beneficiary of any employee or former employee, other than coverage mandated by applicable law. Each Plan has been administered in material compliance with its terms and is in compliance with ERISA and the regulations promulgated thereunder (to the extent applicable), as well as with all other applicable federal, state and local statutes and regulations.

         (b) Each Qualified Plan has been determined by the IRS to be so qualified and the Company is not aware of any fact or circumstance which could adversely effect such qualified status. All reports and other documents required by law or contract to be filed with any Governmental Entity or distributed to plan participants or beneficiaries have been timely filed or distributed. Copies of the Plans and any amendments or trusts related thereto, Form 5500 (including financial audits and schedules thereto as required by law) for the immediately preceding three years, summary plan descriptions, and the most recent determination letters or determination letter requests have been made available to Parent. Neither the Company nor any Company Subsidiary nor any Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in

Section 412(a) of the Code and Section 302 of ERISA, and neither the Company nor any Company Subsidiary has incurred any resulting liability for excise tax under Sections 4975 or 4976 of the Code or penalty pursuant to Sections 409 or 502(i) of ERISA due to the IRS or the PBGC. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan without notice to and approval by the IRS. No Title IV Plan is or has been maintained by the Company or any ERISA Affiliate. There have been no "reportable events" (as such phrase is defined in Section 4043 of ERISA) with respect to any Qualified Plan. The Company and its ERISA Affiliates do not have and never have had any obligation to contribute to or other liability with respect to any "multi-employer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

         (c) Section 3.13(c) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment or consulting agreements with employees of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to make annual cash payments in an amount exceeding $100,000;
(ii) all employees of the Company or any Company Subsidiary who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all Severance Agreements, programs and policies of the Company or any Company Subsidiary with or relating to its employees; and (iv) all plans, programs, agreements and other arrangements of the Company or any Company Subsidiary with or relating to its respective employees which contain change in control provisions. True, complete and correct copies of each of the foregoing agreements have been made available to Parent.

         (d) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).

         (e) All contributions required to be made with respect to any Plan on or prior to the Effective Time have been timely made or are reflected on the Balance Sheet. There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         (f) The consummation of the Merger or the other Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Company Subsidiary to sever-ance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

         (g) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

         Section 3.14 Labor Matters.

         (a) The Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices;

         (b) There are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which controversies have had or may reasonably be expected to have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole;

         (c) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary know of any activities or proceedings of any labor union to organize any such employees;

         (d) The Company has no knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company; and

         (e) There are no labor disputes, strikes, slowdowns, work stop pages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, any Company Subsidiary, except such disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof that would not have a material adverse effect on the Company and the Company Subsidiaries taken as a whole.

         Section 3.15 Properties; Encumbrances. The Company and each Company Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets that it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for personal property sold since the Balance Sheet Date in the ordinary course of business consistent with past practice), except as would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All properties and assets reflected in the Balance Sheet are free and clear of all Liens, except for Liens reflected on the Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

         Section 3.16 Taxes.

         (a) The Company and each Company Subsidiary has filed with the appropriate taxing authorities all Tax Returns required to be filed by them, except where the failure to file such Tax Returns would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. All Taxes due and owing by the Company and the Company Subsidiaries have been paid or adequately reserved for, except to the extent any failure to pay or reserve would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, or except to the extent such Taxes are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required). There are no Tax Liens on any assets of the Company or any Company Subsidiary other than Liens relating to Taxes not yet due and payable. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet.

         (b) Neither the Company nor any Company Subsidiary is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (c) The Company and each Company Subsidiary has withheld with respect to its employees all federal and state Taxes required to be withheld, except to the extent any failure to withhold would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has been delinquent in the payment of any Tax, except to the extent any failure to pay such Tax would not have a material adverse effect on the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any Company Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. Neither the Company nor any Company Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or any similar affiliated, consolidated, combined, unitary or similar group for tax purposes under state, local or foreign law, or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise. Neither the Company nor any Company Subsidiary has or will have any liability for Taxes for any taxable period or portion thereof ending on or before the Closing Date (including any liability for Taxes of the Major Shareholder or any past or present Subsidiary of the Major Shareholder under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law), other than Taxes of the Company or any Company Subsidiary for the taxable periods beginning on or after January 1, 1999 and ending on or before the Closing Date to the extent that such Taxes will be included in accordance with GAAP in the reserve for Taxes reflected in the financial statements of the Company and the Company Subsidiaries which include such periods. Neither the Company nor any Company Subsidiary has agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code, either (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

         (d) As soon as practicable after the public announcement of the execution of this Agreement, the Company will provide Parent with written schedules of (i) the taxable years of the Company for which the statute of limitations with respect to Taxes have not expired, (ii) with respect to Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not yet been initiated and those years for which required Tax Returns have not yet been filed, (iii) all elections with respect to Taxes affecting the Company as of the date hereof, (iv) the Company's basis in each Company Subsidiary, (v) the earnings and profits (including any adjustment required by Section 1503(e) of the Code) for each Company Subsidiary, and (vi) the foreign countries in which the Company or its Subsidiaries has or has had a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

         Section 3.17 Environmental Matters.

         (a) The Company and each Company Subsidiary is in full compliance with all applicable Environmental Laws except where the failure to be in compliance with such Environmental Laws would not have a material adverse effect on the Company and its Subsidiaries taken as a whole; neither the Company nor any of its Subsidiaries has received any communication from a Governmental Entity, citizens group, employee or other Person that alleges that the Company or any Company Subsidiary is not in such full compliance; and there are no circumstances that may prevent or interfere with such full compliance in the future, except where the failure to be in full compliance would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         (b) There is no Environmental Claim pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably be expected to constitute the basis for an Environmental Claim against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company

Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (d) The Company and its Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed by the Company or its Subsidiaries pertaining to Materials of Environmental Concern in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries or regarding the Company's or its Subsidiaries' compliance with applicable Environmental Laws.

         Section 3.18 Intellectual Property.

         (a) The Company or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Company Intellectual Property Rights. Set forth in Section 3.18(a) of the Disclosure Schedule is a list of (i) all Company-owned patent applications and issued patents, trademark applications and registrations, material unregistered trademarks and registered copyrights and (ii) all Intellectual Property of third parties used in or with the Company's Products or services.

         (b) Either the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens), or is the exclusive or non-exclusive licensee of, the Company Intellectual Property Rights, and, in the case of Company Intellectual Property Rights owned by the Company or any Company Subsidiary, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof and the material covered thereby. Major Shareholder has no rights in or to any of the Company Intellectual Property Rights. No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any Person (i) to the effect that the manufacture, sale, licensing or use of any of the Products or services of the Company or any Company Subsidiary as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any Company Subsidiary infringes on any intellectual property or other proprietary rights of any third party, (ii) against the use by the Company or any Company Subsidiary of any Trademarks, Trade Secrets, Copyrights, Patents, technology, or know-how or applications used in the business of the Company and its Subsidiaries as currently conducted or as presently proposed to be conducted, or (iii) challenging the ownership or use by the Company or any Company Subsidiary or the validity of any of the Company Intellectual Property Rights. All Patents, Trademarks and Copyrights held by the

Company and its Subsidiaries and used in the business of the Company or its Subsidiaries as currently conducted or as presently proposed to be conducted are valid, subsisting, in full force and effect, and have not expired or been cancelled or abandoned. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. No Company Intellectual Property Right or Product or service of the Company or any Company Subsidiary is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the use, sale or licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from using or licensing any Company Intellectual Property Rights or selling or otherwise distributing any of its Products or services.

            (c) The consummation of the Transactions to which the Company is a party will not result in any loss or impairment of the Company's, or any Company Subsidiary's ownership of or right to use any of the material Company Intellectual Property Rights, nor require the consent of any Governmental Entity or third party with respect to any of the material Company Intellectual Property Rights.

            (d) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any part of the Company Intellectual Property Rights on behalf of the Company have executed nondisclosure agreements that adequately protect the Company's proprietary interests in the Company Intellectual Property Rights and either (i) have been a party to a "work-for-hire" arrangement or agreements with the Company to the extent permitted by applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all tangible and intangible property thereby arising. No current or former partner, director, officer, or employee of the Company (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property Rights.

            Section 3.19 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any Company Subsidiary are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as generally carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards.

            Section 3.20 Restrictions on Business Activities. Except for this Agreement, to the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any Company Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any Company Subsidiary, acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted or as proposed to be conducted by the Company.

            Section 3.21 Information in Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents and the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent, Purchaser or Major Shareholder for inclusion in the Schedule 14D-9.

            Section 3.22 Information in Proxy Statement. The Proxy Statement, if any, will not, at the date mailed to Company shareholders and at the time of the meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent, Purchaser or Major Shareholder for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            Section 3.23 Interested Party Transactions. Since the date of the Company's proxy statement dated June 25, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            Section 3.24 Change in Control Payments. Neither the Company nor any Company Subsidiary has any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

            Section 3.25  Year 2000 Compliance.

            (a) All of (i) the internal information technology systems used in the business or operations of the Company and its Subsidiaries, including, without limitation, computer hardware systems, software, applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology that constitute part of the Products and services manufactured, marketed, licensed or sold by the Company or any Company Subsidiary to third parties are Year 2000 Compliant and will not be adversely affected with respect to functionality, interoperability, connectivity, performance, reliability or volume capacity (including without limitation the processing, storage, recall and reporting of data) by the passage of any date, including without limitation the year change from December 31, 1999 to January 1, 2000, except where the failure to be Year 2000 Compliant or adversely affected with respect to functionality, interoperability, connectivity, performance, reliability or volume capacity by the passage of any date would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. To the Company's knowledge, Company software, hardware, firmware and other technology that constitute part of the Products or services manufactured, marketed, licensed or sold by the Company or any Company Subsidiary to third parties as used in conjunction with third party software, hardware, firmware and other technology are Year 2000 Compliant, unless non-compliance arises solely from said third-party software, hardware, firmware and other technology.

            (b) To the Company's knowledge, all third-party systems used in connection with the business, Products, services or operations of the Company or any Company Subsidiary, including, without limitation, any system belonging to any of the Company's or its Subsidiaries' vendors, co-venturers, service providers or customers are Year 2000 Compliant. The Company and its Subsidiaries have received satisfactory written assurances and warranties from all of their respective vendors, co-venturers, service providers and customers that are material to the ongoing operation of the business of the Company and its Subsidiaries that past and future Products, software, equipment, components or systems provided by such parties are (or in the case of future Products, will be) Year 2000 Compliant.

            (c) The Company has conducted "year 2000" audits with respect to (i) each of the internal information technology systems used in the business, Products, services and operations of the Company and its Subsidiaries, including without limitation computer hardware systems, software, applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) all of the software, applications, hardware, firmware and other technology which constitute part of the Products and services manufactured, marketed, performed or sold by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries to third parties. The Company has obtained "year 2000" certifications with respect to all material third-party systems used in connection with the business or operations of the Company and its Subsidiaries, including without limitation systems belonging to the vendors, co-venturers, service providers and customers of the Company of any or its Subsidiaries. At the request of Parent, the Company shall make available to Parent true, complete and correct copies of all "year 2000" audits, certifications, reports and other similar documents that have been prepared or performed by or on behalf of the Company or any third party with respect to the systems, business, operations, Products or services of the Company or any of its Subsidiaries.

            (d) Neither the Company nor any Company Subsidiary has provided any representation, warranty or guarantee for any Product sold or licensed, or service provided, by the Company or its Subsidiaries to the effect that such Product or service (i) complies with or accounts for the fact of the year change from December 31, 1999 to January 1, 2000, (ii) will not be adversely affected with respect to functionality, interoperability, connectivity, performance, reliability or volume capacity (including without limitation the processing storage, recall and reporting of data) by the passage of any date, including without limitation the year change from December 31, 1999 to January 1, 2000 or
(iii) is otherwise Year 2000 Compliant.

            Section 3.26 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal or any other substantially similar proposal.

            Section 3.27 Opinion of Financial Advisor. The financial advisor of the Company, SoundView Technology Group, Inc., has delivered to the Company an opinion dated December 20, 1999 to the effect that as of the date of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair, from a financial point of view, to the shareholders of the Company. The Company has provided a complete and correct copy of such opinion to Parent. The Company has received the consent of such financial advisor to the inclusion of its opinion in the Schedule 14D-9.

            Section 3.28 Brokers. No broker, finder or investment banker (other than SoundView Technology Group, Inc., whose brokerage, finder's or other fee will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and SoundView Technology Group, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

            Section 3.29 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material aspects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls. The minute books of the Company and, to the knowledge of the Company, the minute books of each of its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of the Company or its Subsidiaries, as the case may be, the Company Board of Directors and committees of the Company Board of Directors, the board of directors of each Company Subsidiary and any committees thereof, as the case may be, and no meeting of any of such shareholders, the Company Board of Directors or committees of the Company Board of Directors or, to the knowledge of the Company, the board of directors of any Company Subsidiary or any committees thereof, has been held for which minutes have not been prepared and are not contained in such minute books.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

            Parent and Purchaser represent and warrant to the Company that:

            Section 4.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, would not have a material adverse effect on Parent and its Subsidiaries.

            Section 4.2 Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent and Purchaser and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent and Purchaser and the consummation by Parent and Purchaser of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            Section 4.3  No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Purchaser do not, and the performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions will not, (i) conflict with or violate the Parent Charter, the Parent By-Laws, the Purchaser Charter or the Purchaser By-Laws or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser by which any of their respective properties is bound or affected, except in the case of
(ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

            (b) The execution and delivery of this Agreement or any instrument required hereby to be executed and delivered by Parent and Purchaser at the Closing does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the
Schedule 14D-1 and the Offer Documents with the SEC, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL and (v) such other consents, approvals, authorizations or permits which, if not obtained or made, would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

            Section 4.4 Information in Offer Document. The Schedule 14D-1 and the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

            Section 4.5 Information in Proxy Statement. None of the information furnished by Parent or Purchaser expressly for inclusion in the Proxy Statement will, at the date mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

            Section 4.6 Sufficient Funds. Parent has available sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price and to pay all fees and expenses related to the Transactions.

            Section 4.7 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

            Section 4.8 Brokers or Finders. No broker, finder or investment banker (other than Broadview International LLC, whose brokerage, finder's or other fee will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                    ARTICLE V

                                    COVENANTS

            Section 5.1 Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Disclosure Schedule, or (iii) as agreed in writing by Parent, after the date hereof:

            (a) the business of the Company and each Company Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time;

            (b) neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents,
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof,
(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

            (c) neither the Company nor any Company Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice and in any event not in excess of $50,000; or (ii) modify, amend or terminate any Company Agreement or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

            (d) neither the Company nor any Company Subsidiary shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Subsidiaries of the Company); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except in the case of (v) in the ordinary course of business and in any event not in excess of $1,000,000;

            (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice; or

            (f) except as otherwise specifically provided in this Agreement, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

            (g) except as otherwise specifically contemplated by this Agreement, pay or make any accrual or arrangement for payment of any pension, retire-ment allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

            (h) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $50,000;

            (i) neither the Company nor any Company Subsidiary shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practice and in no such case for assets in excess of $50,000;

            (j) neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice to any Person who is not an Affiliate of the Company, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements;

            (k) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

            (l) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

            (m) neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

            (n) neither the Company nor any Company Subsidiary will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            Section 5.2 Access; Confidentiality. The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, full access upon prior notice during normal business hours throughout the period prior to the Appointment Date to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such Persons as Parent shall designate with all such information, at any time as Parent shall request. Until the Appointment Date, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired in accordance with the provisions of the Confidentiality Agreement.

            Section 5.3  Reasonable Best Efforts.

            (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Purchaser and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any Company Subsidiary shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any Company Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any Company Subsidiary, without Parent's prior written consent.

            (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its reasonable best efforts to effect such transfers, amendments or modifications.

            (c) The Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

            (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent, Purchaser or the Company to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

            (e) Subject to compliance with applicable law, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more representatives of the Parent to report operational matters that are material and the general status of ongoing operations.

            Section 5.4 Employee Benefits. (a) Parent and Purchaser agree that, as soon as reasonably practicable following the Effective Time and for a three-year period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide to the Retained Employees employee plans and programs that provide benefits that are no less favorable in the aggregate than those provided to employees of Parent generally during such time. Except as otherwise provided in Section 5.4(c) hereof, until such time as the Retained Employees are provided with employee plans and programs in accordance with the preceding sentence, Parent shall cause the Surviving Corporation and its Subsidiaries to provide the Retained Employees with the employee plans and programs provided to such employees on the date hereof. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

            (b) The Company and each Company Subsidiary shall take all necessary and appropriate actions so that, as of the Effective Time, (i) only employees of the Company and Company Subsidiaries participate in any Plan (including any necessary action so that no current or former employee of Major Shareholder shall participate in any Plan following the Effective Time (except to the extent any such employee of Major Shareholder is employed by the Company or a Company Subsidiary as of the Effective Time)) and (ii) any cost-sharing, employee pooling or other agreement or arrangement involving any Plan and any current or former employee of Major Shareholder is terminated. The Company agrees to inform Parent with respect to the details of any action required by the preceding sentence and to consult with Parent with respect to such actions prior to their consummation.

            (c) The Company shall take all necessary and appropriate actions to terminate, prior to the Effective Time, the Softworks Retirement 401(k) Plan.

            Section 5.5  No Solicitation of Competing Transaction.

            (a) Neither the Company nor any Company Subsidiary or Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Company Subsidiary and each Affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants, not to), (i) directly or indirectly, encourage, solicit or facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in or initiate discussions or negotiations concerning, or provide any information to, any Person or group (other than Parent, any of its Affiliates or representatives) relating to, an Acquisition Proposal; provided, however, that if, at any time prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Superior Proposal that was not solicited by it or that did not otherwise result from a breach of this Section 5.5(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.5(c), (x) furnish information with respect to the Company and any Company Subsidiary to any Person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement and
(y) participate in discussions or negotiations regarding the Superior Proposal.

            (b) Except as set forth below in this subsection (b), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board of Directors or any committee thereof of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or
(iii) enter into a letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, in response to a Superior Proposal that was not solicited by the Company and that did not otherwise result from a breach of Section 5.5(a), the Company Board of Directors may (subject to this sentence and the provisions of Section 7.1) terminate this Agreement but only after the seventh business day following Parent's receipt of written notice from the Company advising Parent that the Company Board of Directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have first caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that no such termination shall be effective until the Company makes payment to Parent of funds as required by
Section 9.1(b).

            (c) The Company agrees that as of the date hereof, it, its Subsidiaries and Affiliates (and their respective officers, directors, employees, representatives and agents) shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent, Purchaser or their respective representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep Parent informed of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary by any Person that is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from or delivered or sent to any Person that is considering making or has made an Acquisition Proposal.

            (d) Nothing contained in this Section 5.5 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Company Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by
Section 5.5(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

            Section 5.6 Transfer of Major Shareholder's Shares. The Company hereby waives any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser or Parent of any or all Shares held by the Major Shareholder and hereby covenants not to consent to the transfer of any Shares held by the Major Shareholder to any other Person unless (i) the Company will have obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) this Agreement will have been terminated pursuant to
Article VII.

            Section 5.7 Publicity. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Offer, the Merger or any other Transaction and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of a national securities exchange if it has used all reasonable efforts to consult with the other party prior thereto.

            Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 5.9 Directors' and Officers' Insurance and Indemnification.
(a) For three years after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation, which consent shall not be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company Charter or the Company By-Laws, as in effect at the date hereof; provided, that, in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

            (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than three years after the Effective Date; provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the former directors or officers of the Company to which such insurance applies; provided, further, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section 5.9(b) in excess of 200% of the aggregate premiums paid by the Company in 1999 on an annualized basis for such purpose; and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.9(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the aggregate premiums paid by the Company in 1999 on an annualized basis for such purpose.

            Section 5.10 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Company Board of Directors. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or the other Transactions, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

            Section 5.11 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

            Section 5.12 Delivery of Financial Information. The Company shall, at the request of Parent, promptly prepare and deliver to Parent an unaudited consolidated balance sheet of the Company, as of a date specified by Parent, together with unaudited consolidated statements of (i) income and (ii) cash flows of the Company for such period specified by Parent, each of which shall fairly present in all material respects the financial position of the Company as of such date and for the period then ended.

            Section 5.13 Grant of Option. To the extent permitted by law, rule or regulation without shareholder approval, the Company hereby grants to Purchaser an option to purchase from the Company such number of Shares as will result in the Purchaser owning 90.1% of the total number of Shares, at a price per Share equal to the Offer Price. Such option shall be exercisable by Parent or any of its Subsidiaries only after the purchase of and payment for Shares pursuant to the Offer as a result of which Parent and its Subsidiaries own beneficially at least a majority of the then outstanding Shares. That portion of the purchase price owing upon exercise of such option which equals the product of (a) the number of Shares purchased pursuant to such option multiplied by (b) the par value per Share shall be paid to the Company in cash by wire transfer or cashier's check, and the balance of the purchase price shall be paid by delivery to the Company of a non-interest bearing unsecured demand note of Purchaser. Such option may be exercised on two day's written notice given by Purchaser to the Company.


                                   ARTICLE VI

                                   CONDITIONS

            Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law:

            (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger;

            (b) Statutes; Court Orders; Injunctions. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which restrains, enjoins or otherwise prevents or prohibits the consummation of the Merger; and there shall not be any preliminary or permanent injunction or other order of any federal, state or foreign court or any federal, state or foreign governmen-tal authority or regulatory agency, body or court in effect precluding consummation of the Merger;

            (c) Purchase of Shares in Offer. Parent, Purchaser or their Affiliates shall have purchased Shares pursuant to the Offer; and

            (d) HSR Approval. Any applicable waiting periods under the HSR Act shall have expired or been terminated.

            Section 6.2 Conditions to Parent's and Purchaser's Obligations to Effect the Merger. The obligations of Parent and Purchaser to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent and Purchaser, to the extent permitted by applicable law.

            (a)   Compliance with Obligations.  All actions contemplated by
Section 2.4 shall have been taken;

            (b) Representations and Warranties. The representations and warranties of the Company set forth in Article III shall be true in all material respects on the date of this Agreement and as of the Effective Time; and

            (c) Covenants. The Company shall have complied in all material respects with its obligations under the terms of this Agreement.


                                  ARTICLE VII

                                  TERMINATION

            Section 7.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

            (a) Subject to Section 1.3(c), by the mutual written consent of Parent and the Company;

            (b) By either of the Company or Parent:

                  (i) if (x) the Offer shall have expired without any Shares being purchased pursuant thereto or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer by April 15, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

            (c) By the Company:

                  (i) if Parent, Purchaser or any of their Affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in material breach of its obligations under this Agreement;

                  (ii) as permitted by Section 5.5(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and provided further that the termination described in this
      Section 7.1(c)(ii) shall not be effective unless and until the Company makes payment to Parent of funds as required by Section 9.1(b);

                  (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

            (d)   By Parent:

                  (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, Pur-chaser, or any of their Affiliates shall have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer;

                  (ii) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, the Company Board of Directors shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a Person other than Parent, Purchaser or their Affiliates;

                  (iii) if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A hereto, which breach cannot be or has not been cured within 15 days after the giving of written notice by Parent to the Company; or

                  (iv) if, prior to the purchase of Shares pursuant to the Offer, Major Shareholder shall have breached any representation, warranty, covenant or other agreement contained in the Stock Tender Agreement which would give rise to the failure of a condition set forth in paragraph (h) of Annex A hereto, which breach cannot be or has not been cured within 15 days after the giving of written notice by Parent to the Company; or

                  (v) if, prior to the purchase of Shares pursuant to the Offer, there shall have been entered any injunction with respect to the performance by Major Shareholder or the Trustees of their respective obligations set forth in the Stock Tender Agreement relating to the tendering of the Shares beneficially owned by the Major Shareholder in the Offer, the granting of an option to Parent to purchase the Shares beneficially owned by the Major Shareholder or the granting of a proxy with respect to, or the agreement to vote, the Shares beneficially owned by the Major Shareholder, which judgment, order or injunction has not been withdrawn or rendered inapplicable to the obligations of the Major Shareholder or the Trustees under the Stock Tender Agreement within 15 days of being so enacted, entered, enforced, promulgated or deemed applicable; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section

      7.1(b)(v) until after the initial scheduled expiration date of the Offer and if the Minimum Condition is otherwise satisfied as of such date.

            Section 7.2 Effect of Termination. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability on the part of Parent, Purchaser or the Company except (A) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions, (B) as set forth in Section 9.1 and (C) that the provisions of the Confidentiality Agreement will continue in full force and effect.

                                  ARTICLE VIII

                         DEFINITIONS AND INTERPRETATION

            Section 8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

            "Acquisition Proposal" shall mean any proposal or offer to acquire, directly or indirectly, any part of the business or properties of the Company or any Company Subsidiary or any capital stock of the Company or any Company Subsidiary, whether by sale of assets, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving the Company or any Company Subsidiary, division or operating or principal business unit of the Company.

            "1999 Option" shall mean (i) a Company Option issued pursuant to the Company's 1999 Stock Option Plan and (ii) a Company Option issued pursuant to the Company Incentive Plan with respect to which accelerated vesting upon a change in control of the Company has been waived.

            "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            "Agreement" or "this Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

            "Appointment Date" shall mean the time the persons designated by Purchaser have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to Section 1.3.

            "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            "Balance Sheet" shall mean the most recent audited balance sheet of the Company and its consolidated Subsidiaries included in the Financial Statements.

            "Balance Sheet Date" shall mean the date of the Balance Sheet.

            "Board Fraction" shall mean a fraction, the numerator of which shall be the number of Shares that Parent and its Subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding.

            "Cash Amount" shall mean the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option and (ii) the number of Shares subject to such Company Option.

            "Certificate" shall mean a certificate that immediately prior to the Effective Time represented Shares which were converted pursuant to Section 2.1 into the right to receive the Merger Consideration.

            "Closing" shall mean the closing referred to in Section 1.6.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company"  shall mean Softworks, Inc., a Delaware corporation.

            "Company Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation or arrangement, whether written or oral, to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

            "Company Board of Directors" shall mean the board of directors of the Company.

            "Company By-Laws" shall mean the By-Laws, as amended to date, of the Company.

            "Company Charter" shall mean the Certificate of Incorporation, as amended to date, of the Company.

            "Company Intellectual Property Rights" shall mean all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted.

            "Company Incentive Plan" shall mean the Softworks, Inc. 1998 Long-Term Incentive Plan, as amended.

            "Company Option" shall mean an option to purchase Shares that has been granted by the Company and is outstanding at the Effective Time.

            "Company Permits" shall mean all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and each Company Subsidiary, taken as a whole, as it is now being conducted.

            "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company since May 28, 1998 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

            "Company Stock Option Plan" shall mean the Softworks, Inc. 1999 Stock Option Plan, as amended.

            "Company Subsidiary" shall mean each Person that is a Subsidiary of the Company.

            "Company's knowledge" or "knowledge of the Company" shall mean the knowledge that the directors and officers of the Company and its Subsidiaries and the employees of the Company and its Subsidiaries having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

            "Confidentiality Agreement" shall mean the Bilateral Confidentiality Agreement dated November 1, 1998, as amended January 12, 1999, March 9, 1999 and December, 1999, between the Company and Parent.

            "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

            "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

            "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Parent and Purchaser simultaneously with the execution hereof.

            "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with
Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal.

            "Effective Time" shall mean the date on which the certificate of merger referred to in Section 1.5 is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in such certificate of merger.

            "Environmental Claim" shall mean any claim, action, investigation or notice by any Person alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or Release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental
Law.

            "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.


            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Financial Statements" shall mean the financial statements of the Company included in the Company SEC Documents.

            "GAAP" shall mean United States generally accepted accounting principles.

            "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether domestic or foreign.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Indemnification Agreement" shall mean the Indemnification Agree-ment, dated December 21, 1999, by and among Parent, Purchaser and Major Share holder.

            "Indemnified Party" shall mean each present and former officer and director of the Company and its Subsidiaries, and each person who becomes an officer or director of the Company or any of its Subsidiaries prior to the Effective Time.

            "Independent Directors" shall mean directors of the Company who are directors on the date hereof and who are not Affiliates of Parent or Purchaser.

            "Intellectual Property" shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

            "IRS" shall mean the Internal Revenue Service.

            "Licenses" shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Trade Secrets, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

            "Liens" shall mean security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

            "Major Shareholder" shall mean Computer Concepts Corp., a Delaware corporation.

            "Material Contract" shall mean any agreements, contracts or other instruments required to be disclosed in Section 3.6(a) of the Disclosure Schedule.

            "Materials of Environmental Concern" shall mean pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials.

            "Merger" shall mean the merger of Purchaser with and into the Company referred to in Section 1.4.

            "Merger Consideration" shall mean an amount of cash equal to the Offer Price, which amount shall not include interest, regardless of when paid.

            "Minimum Condition" shall mean the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Parent and Purchaser on the date hereof, constitutes at least a majority of the Shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination).

            "Minimum Termination Fee" shall mean the sum of $9,130,942 in U.S. currency.

            "NYSE" shall mean the New York Stock Exchange.

            "Offer" shall mean the cash tender offer to be made by Purchaser pursuant to Section 1.1 to acquire any and all issued and outstanding Shares at the Offer Price.

            "Offer Documents" shall mean the Offer to Purchase and a form of letter of transmittal and summary advertisement filed as exhibits to the
Schedule 14D-1, together with any amendments and supplements thereto.

            "Offer Price" shall mean $10.00 per Share net to the seller in cash, or such increased amount, if any, as Purchaser may offer to pay as contemplated by Section 1.1(a) and Section 5.5(b).

            "Offer to Purchase" shall mean the offer to purchase included in the
Schedule 14D-1 filed with the SEC pursuant to Section 1.1(b).

            "Option Exchange Ratio" shall mean (x) the Merger Consideration divided by (y) the average of the closing prices of Parent Common Stock on the NYSE during the twenty trading days preceding the fifth trading day prior to the Closing Date.

            "Parent" shall mean EMC Corporation, a Massachusetts corporation.

            "Parent By-Laws" shall mean the Amended and Restated By-Laws of Parent, as amended to date.

            "Parent Charter" shall mean the Restated Articles of Organization, as amended to date, of Parent.

            "Parent Common Stock" shall mean shares of common stock, par value $.01 per share, of Parent.

            "Parent Option" shall mean an option to purchase shares of Parent Common Stock.

            "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

            "Paying Agent" shall mean the bank or trust company designated by Parent to act as agent for the holders of the Shares pursuant to Section 2.2(a).

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "Plans" shall mean a plan, program, agreement, arrangement or program required to be included in the Disclosure Schedule pursuant to Section 3.13(a).

            "Preferred Stock" shall mean the preferred stock, par value $.001 per share, of the Company.

            "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including, without limitation, any product sold in the United States by the Company or any Company Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

            "Proxy Statement" shall mean the proxy statement to be filed, if necessary, by the Company with the SEC pursuant to Section 1.9(a)(ii), together with all amendments and supplements thereto and including the exhibits thereto.

            "Purchaser" shall mean Eagle Merger Corp., a Delaware corporation that is a wholly owned subsidiary of Parent.

            "Purchaser By-Laws" shall mean the By-Laws of Purchaser, as amended to date.

            "Purchaser Charter" shall mean the Certificate of Incorporation of Purchaser, as amended to date.

            "Purchaser Common Stock" shall mean common stock, par value $.01 per share, of Purchaser.

            "Qualified Plan" shall mean a Plan that is intended to qualify under
Section 401(a) of the Code.

            "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Materials of Environmental Concern through or in the air, soil, surface water, groundwater or property.

            "Retained Employees" shall mean those Persons who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time.

            "Schedule 14D-l" shall mean the Schedule 14D-1 filed by Purchaser with the SEC pursuant to Section 1.1(b), together with all amendments and supplements thereto and including the exhibits thereto.

            "Schedule 14D-9" shall mean the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC pursuant to
Section 1.2(a), together with all amendments and supplements thereto and including the exhibits thereto.

            "SEC" shall mean the United States Securities and Exchange Com-mission.

            "Section 203 Approval" shall mean the action taken by the Company Board of Directors referred to in Section 3.5 causing Section 203 of the DGCL not to apply to this Agreement or the other Transactions.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Severance Agreements" shall mean employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company.

            "Shares" shall mean shares of common stock, par value $.001, issued by the Company.

            "Stock Tender Agreement" shall mean the Stock Tender Agreement, dated as of the date hereof, among Parent, Purchaser, the Major Shareholder and the Trustees, pursuant to which the Trustees have agreed, among other things, to tender in the Offer the Shares owned by the Major Shareholder and held in the Voting Trust and to grant Parent an option to purchase such Shares and to grant Purchaser a proxy with respect to the voting of such Shares upon the terms and subject to the conditions set forth therein.

            "Stockholders' Stock Tender Agreement" shall mean the Stockholders' Stock Tender Agreement, dated as of the date hereof, among Parent, Purchaser and each of James A. Cannavino, Judy G. Carter, Daniel DelGiorno, Jr., Joseph J. Markus, Robert McLaughlin, Lisa Welch, Claude R. Kinsey, III and George Aronson, pursuant to which each such individual has agreed, among other things, to tender in the Offer the Shares owned by such individual and to grant Parent an option to purchase such Shares and to grant Purchaser a proxy with respect to the voting of such Shares upon the terms and subject to the conditions set forth therein.

            "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

            "Subsidiary Documents" shall mean the charter and by-laws (or equivalent organizational documents), as amended to date, of each Company Subsidiary.

            "Superior Proposal" shall mean any proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a sale of assets, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board of Directors determines in its good faith judgment (after receipt of (i) an opinion of a financial advisor of nationally recognized reputation that the such proposal is superior, from a financial point of view, to the Offer and the Merger, and (ii) an opinion from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law), to be more favorable to the Company's stockholders than the Offer and Merger and which is not subject to the receipt of any necessary financing or which, in the good faith judgment of the Company Board of Directors, is reasonably capable of being obtained by such third party.

            "Surviving Corporation" shall mean the successor or surviving corporation in the Merger.

            "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, tariffs, imposts, penalties or other assessments of any kind imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, profits, ad valorem, net worth, value added, service, special assessments, workers' compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, real or personal property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Termination Fee" shall mean the sum of $10,572,670.00 in U.S. currency.

            "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

            "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

            "Trade Secrets" shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information, technology, know-how or applications.

            "Transactions" shall mean the transactions provided for or contemplated by this Agreement, the Stock Tender Agreement and the Stockholders' Stock Tender Agreement, including but not limited to the Offer and the Merger.

            "Trustees" shall mean James Cannavino, Dennis Murray and Charles Feld, solely in their capacities as trustees under the Voting Trust Agreement.

            "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

            "Voting Trust" shall mean the voting trust created pursuant and subject to the terms and conditions of the Voting Trust Agreement.

            "Voting Trust Agreement" shall mean the Voting Trust Agreement, dated as of August 3, 1998, between the Company, the Major Shareholder and the Trustees.

            "Year 2000 Compliant" shall mean that the applicable system, Product, service or item: (i) will accurately receive, record, store, provide, recognize, recall and process all date and time data from, during, into and between the years 1999, 2000 and 2001, and all years pertinent thereafter; (ii) will accurately perform all date-dependent calculations and operations (including without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the years 1999, 2000 and 2001, and all pertinent years thereafter; and (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (A) the change of years from 1999 to 2000 or from 2000 to 2001, (B) date data, including date data which represents or references different centuries, different dates during 1999, 2000 and 2001, or more than one century or (C) the occurrence of any particular date; in each case without human intervention, provided, in each case, that all software, applications, hardware and other systems used in conjunction with such system or item that are not owned or licensed by the Company or any Company Subsidiary correctly exchange date data with or provide data to such system or item.

            Section 8.2  Interpretation.

            (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

            (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

            (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

            (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

            (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (g) As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

            (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 9.1 Fees and Expenses. (a) Except as specifically provided to the contrary in this Agreement, including Section 9.1(b), all reasonable costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses.

            (b) If

                  (i) the Company shall enter into an agreement which accepts or implements another Acquisition Proposal;

                  (ii) either the Company or Parent terminates or abandons the Transactions pursuant to Section 7.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal;

                  (iii) the Company shall terminate or abandon the Transactions pursuant to Section 7.1(c)(ii);

                  (iv) Parent shall terminate or abandon the Transactions pursuant to Section 7.1(d)(ii); or

                  (v) Parent shall terminate or abandon the Transactions pursuant to Section 7.1(d)(iii) as a result of a breach of the provisions of Section 5.5 hereof or the intentional or willful breach of any other provision hereof (it being understood that such right of termination or abandonment is subject to the time period afforded the Company to cure such breach pursuant to Section 7.1(d)(iii));

then the Company shall pay to Parent an amount equal to the Termination Fee plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions. The Termination Fee and Parent's good faith estimate of its expenses shall be paid in same day funds concurrently with the execution of an agreement referred to in subsection
(i) above or any termination or abandonment referred to in subsections (ii),
(iii) or (iv) above, whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expense payment.

            (c) If

                  (i) Parent shall terminate or abandon the Transactions pursuant to Section 7.1(d)(iv); or

                  (ii) the Offer shall have expired without the Minimum Condition having been satisfied, and the Major Shareholder shall, for any reason, not have fully satisfied its obligations under the Stock Tender Agree ment to (i) tender the Shares subject to the Stock Tender Agreement in the Offer, (ii) grant the option to Parent to purchase the Shares subject to the Stock Tender Agreement and consummate any sale upon exercise of such option or (iii) grant the proxy with respect to, or vote, the Shares subject to the Stock Tender Agreement as set forth therein;

then the Company shall pay to Parent an amount equal to the Minimum Termination Fee plus an amount equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions. The Minimum Termination Fee and Parent's good faith estimate of its expenses shall be paid in same day funds concurrently with the execution of an agreement referred to in subsection (i) above or any termination or abandonment referred to in subsections (ii), (iii) or (iv) above, whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expense payment.

            Section 9.2 Amendment and Modification. Subject to applicable law and Section 1.3, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(c)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

            Section 9.3 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective

Time as necessary to effect the terms and provisions of the Indemnification Agree ment.

            Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Purchaser, to:

                  EMC Corporation
                  35 Parkwood Drive
                  Hopkinton, Massachusetts  01748
                  Attention: Vice President, Corporate Development Telephone No.: (508) 435-1000
                  Telecopy No.:  (508) 435-8900

                  with a copy to:

                  EMC Corporation
                  35 Parkwood Drive
                  Hopkinton, Massachusetts  01748
                  Attention:  Office of the General Counsel
                  Telephone No.:  (508) 435-1000
                  Telecopy No.:  (508) 497-6915

                  and a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street, 31st Floor
                  Boston, Massachusetts  02108
                  Attention:  Margaret A. Brown, Esq.
                  Telephone No.:  (617) 573-4800
                  Telecopy No.:  (617) 573-4822

                                 and

            (b)   if to the Company, to:

                  Softworks, Inc.
                  5845 Richmond Highway, Suite 400
                  Alexandria, Virginia  22303
                  Attention:  Judy G. Carter, President
                  Telephone No.:  (703) 317-2424
                  Telecopy No.:  (703) 317-1631

                  with a copy to:

                  Blau, Kramer, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Jericho, New York 11753
                  Attention:  David H. Lieberman, Esq.
                  Telephone No.:  (516) 822-4820
                  Telecopy No.:  (516) 822-4824

            Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Indemnification Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Sections 2.4 and 5.9 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

            Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete


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
specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agree ment or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the Commonwealth of Massachusetts.

            Section 9.10 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            Section 9.11 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


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
            Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agree ment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized as of the date first written above.



                                 EMC CORPORATION


                                 By    /s/ Michael C. Ruettgers
                                    __________________________________
                                     Name: Michael C. Ruettgers
                                     Title: President/CEO


                                 EAGLE MERGER CORP.


                                 By    /s/ Paul T. Dacier
                                    __________________________________
                                     Name: Paul T. Dacier
                                     Title: Secretary


                                 SOFTWORKS, INC.


                                 By    /s/ Judy G. Carter
                                    __________________________________
                                     Name: Judy G. Carter
                                     Title: President & CEO

                                                                         Annex A

            Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or
(iii) at any time on or after the date of the Agreement and before the scheduled expiration date of the Offer, any of the following events shall occur or shall be determined by Purchaser to have occurred:

            (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or pursuant to the Stock Tender Agree ment or the Stockholders' Stock Tender Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Stock Tender Agreement or the Stockholders' Stock Tender Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole; or


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
            (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the NASDAQ National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Agreement, or (vi) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

            (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; or

            (e) the Company Board of Directors or any committee thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Pur-chaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their Affiliates, (iii) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a Person other than Parent, Purchaser or their Affiliates or (iv) shall have adopted any resolution to effect any of the foregoing which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance or payment; or

            (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agree ment and as of the scheduled expiration date of the Offer; or

            (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agree ment; or

            (h) (A) any of the representations and warranties of the Major Shareholder set forth in the Stock Tender Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of this Agreement and as of the scheduled expiration date of the Offer; (B) either the Major Shareholder or the Trustees shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Major Shareholder or the Trustees to be performed or complied with by them under the Stock Tender Agreement; or (C) there shall be any judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the respective obligations of the Major Shareholder or the Trustees under the Stock Tender Agreement, relating to the tendering of the Shares beneficially owned by the Major Shareholder in the Offer, the granting of an option to Parent to purchase the Shares beneficially owned by Major Shareholder and the granting of a proxy with respect to, and the agreement to vote, the Shares beneficially owned by the Major Shareholder, which judgments, order or injunction, after the initial scheduled expiration date of the Offer, has not been withdrawn or rendered inapplicable to the obligations of the Major Shareholder or the Trustees under the Stock Tender Agreement within 15 days of being so enacted, entered, enforced, promulgated or deemed applicable.

            (i) all consents necessary to the consummation of the Offer or the Merger including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole; or

            (j) this Agreement shall have been terminated in accordance with its terms;

which in the sole judgment, exercised reasonably, of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

            The foregoing conditions are for the sole benefit of Parent and Purchaser, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.